EXHIBIT 99.2

SELECTED HISTORICAL FINANCIAL INFORMATION

ASG Consolidated was organized in September 2004 and has no assets or operations other than $1,000 of cash. ASG Finance was incorporated in September 2004 and has no assets and conducts no operations. Accordingly, the following discussion relates only to the operations of ASG and its subsidiaries, and its predecessor business, for periods prior to the formation of ASG Consolidated.

The following selected historical consolidated financial information for ASG as of December 31, 2002 and 2003 and the years ended December 31, 2001, 2002 and 2003 has been derived from the audited consolidated financial statements. The following selected historical consolidated financial data for ASG as of December 31, 2000 and 2001 and for the period January 28 through December 31, 2000 and for the predecessor business, as of December 31, 1999 and for the year ended December 31, 1999 and for the period January 1 through January 27, 2000, has been derived from the consolidated financial statements of ASG and the predecessor business, as applicable, which are not included in this Form 8-K.

The following selected historical consolidated financial information for ASG as of June 30, 2004 and for the six month periods ended June 30, 2003 and 2004 has been derived from ASG’s unaudited condensed consolidated financial statements. Such unaudited condensed consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of ASG’s financial condition and results of operations for such periods and as of such dates.

The following selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Form 8-K and ASG’s consolidated financial statements and related notes.

	Predecessor Business (1)		American Seafoods Group LLC
	Year Ended December 31,	January 1 Through January 27,	January 28 Through December 31,	Year Ended December 31,(2)(3)			Six Months Ended June 30,
	1999	2000	2000	2001	2002	2003	2003	2004
	(dollars in thousands)		(dollars in thousands)
Statement of Operations Data:
Total revenue	$240,715	$9,719	$252,346	$336,839	$332,872	$411,363	$231,249	$262,189
Gross profit	89,346	(1,953)	100,370	127,239	126,481	132,066	86,452	85,060
Gross margin	37.1%	(20.1)%	39.8%	37.8%	38.0%	32.1%	37.4%	32.4%
Operating profit (loss)	49,179	(4,334)	29,858	33,507	43,753	58,994	51,035	46,494
Income before income taxes and minority interest	9,923	1,828	10,737	16,105	8,176	14,859	40,019	24,969
Net income	6,262	1,190	10,593	16,289	8,496	14,639	39,969	24,956
Other Financial Data:
Ratio of earnings to fixed charges(4)	1.61	1.27	1.27	1.45	1.52	1.35	2.55	2.66

		December 31,	December 31,				June 30,
		1999	2000	2001	2002	2003	2004
		(dollars in thousands)	(dollars in thousands)
Balance Sheet Data:
Property, vessels and equipment, net		$224,566	$267,868	$254,337	$253,082	$225,965	$214,211
Total assets		321,746	524,252	516,847	520,903	519,448	519,258
Total debt		230,497	369,072	326,499	551,413	527,282	482,850
Members’ interest (deficit)		(1,948)	132,392	154,887	(78,581)	(112,141)	(68,117)

(1)	Our business was acquired by Centre Partners and others through ASLP in a transaction accounted for as a purchase on January 28, 2000. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. Also, the method of accounting for major scheduled vessel maintenance and derivative instruments was changed effective with the purchase. Accordingly, the predecessor business amounts are not comparable to American Seafoods Group LLC amounts.
(2)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets.
(3)	In October 2001, we reassessed the estimated useful lives of cooperative fishing rights and increased the amortization period.
(4)	Ratio of earnings to fixed charges is calculated as the total of income before income taxes, minority interest, fixed charges, amortization of capitalized interest, less interest capitalized, divided by the total of interest capitalized and interest expense, including amortization of deferred financing fees and discounts on debt securities.

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